Exhibit 99.1

Alliant Energy

4902 North Biltmore Lane

P.O. Box 77007

Madison, WI 53707-1007

www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Smith (608) 458-3924
	Investor Relations:	Becky Johnson (608) 458-3267

ALLIANT ENERGY ANNOUNCES SECOND QUARTER 2005 RESULTS

Alliant Energy also updates 2005 earnings guidance for earnings from continuing operations

MADISON, Wis. – August 5, 2005 – Alliant Energy Corp. (NYSE: LNT) today reported income (loss) and earnings per share (EPS) from continuing operations for the second quarter of 2005 of ($9.8) million and ($0.08) compared to $34.0 million and $0.30 for the same period in 2004, respectively. Alliant Energy’s net income (loss) and EPS for the second quarter of 2005 were ($58.7) million and ($0.50) compared to ($13.1) million and ($0.12) for the same period in 2004, respectively.

The second quarter of 2005 results from continuing operations included a previously announced pre-tax non-cash asset valuation charge of $96 million (after-tax charge of $56 million, or $0.48 per share) related to the company’s Brazil investments. Excluding the Brazil charge, Alliant Energy’s earnings from continuing operations for the second quarter of 2005 would have been $0.40 per share compared to $0.30 per share in the same period in 2004.

The second quarter of 2005 results from discontinued operations included a previously announced pre-tax asset valuation charge of $90 million (after-tax charge of $54 million, or $0.46 per share) related to the company’s China investments. Additional details regarding Alliant Energy’s second quarter unaudited earnings are as follows (net income in millions; totals may not foot due to rounding):

	2005		2004
Earnings (loss) from continuing operations:	Net Income	EPS	Net Income	EPS
Domestic utility	$34.7	$0.30	$38.9	$0.35
Non-regulated (excluding Brazil asset valuation charge) *	13.7	0.12	(4.6)	(0.04)
Parent (primarily taxes, interest and A&G)	(2.0)	(0.02)	(0.3)	(0.01)
Total excluding Brazil asset valuation charge	46.4	0.40	34.0	0.30
Non-regulated (Brazil) asset valuation charge *	(56.2)	(0.48)	-	-
Total earnings (loss) from continuing operations *	(9.8)	(0.08)	34.0	0.30
Loss from discontinued operations **	(48.9)	(0.42)	(47.1)	(0.42)
Net income (loss)	($58.7)	($0.50)	($13.1)	($0.12)

* The total loss from continuing operations for the non-regulated business in the second quarter of 2005 and 2004 was ($42.5) million, or ($0.36) per share, and ($4.6) million, or ($0.04) per share, respectively.

** Alliant Energy has classified its non-regulated China, oil and gas gathering pipeline systems, gas marketing, energy management services and energy services businesses as well as its biomass facility as discontinued operations for all periods presented. The gas marketing and energy management services businesses were sold in 2004 and the energy services business and biomass facility were sold in the second quarter of 2005.

The lower earnings from Alliant Energy’s core domestic utility business were largely due to higher fuel and purchased power, operating and interest expenses and lower allowance for funds used during construction. These items were partially offset by the impact of various rate increases implemented in 2005 and 2004 and sales growth. The improved results from continuing operations for Alliant Energy’s non-regulated businesses, excluding the Brazil asset valuation charge, were largely due to the impact of non-operational items at its Brazil investments and income tax adjustments.

Alliant Energy – Second Quarter 2005 Earnings

August 5, 2005

“We had a very active quarter and made good progress on our plan to divest investments that haven’t or won’t provide adequate earnings and cash flows given the level of risk associated with the investment,” said William D. Harvey, Alliant Energy’s President and CEO. “We recently completed the divestitures of our interest in the Kewaunee nuclear facility, our energy services business, our Ripon water business and our biomass facility. We have entered into sales agreements related to the sale of our interest in the Duane Arnold nuclear facility, our Illinois electric and gas distribution investments and our South Beloit water business. Perhaps most notably, we have begun the process of selling our China and Mexico investments. Our evaluations continue regarding the best means to monetize our New Zealand investments. When completed, these efforts will simplify the profile of our company and place the spotlight where it belongs – on our strong domestic utility business.”

“Other than reporting the results for the quarter in Brazil, we are not yet able to report definitive results from our ongoing review of the future of that investment,” Harvey noted. “Consistent with other reported efforts, however, that evaluation continues and will be concluded as quickly as possible.”

A summary of Alliant Energy’s EPS from continuing operations for the second quarter is as follows (totals may not foot due to rounding):

	2005	2004	Variance
Domestic utility operations:
Gas margins *			$ 0.02
Electric margins *			.01
Operating expenses *			(.04)
Allowance for funds used during construction *			(.02)
Dilutive effect of additional shares outstanding			(.01)
Other *			(.01)
Total domestic utility operations	$0.30	$0.35	(.05)

Non-regulated operations (excluding Brazil charge):
International - **
Brazil (excluding asset valuation charge) *	.04	(.07)	.11
New Zealand and other *	.02	-	.02
Non-regulated Generation *	.01	-	.01
Other Non-regulated Investments -
Transportation, RMT, Synfuel and other *	.04	.05	(.01)
Laguna del Mar (Mexico) *	(.01)	(.01)	-
Other (interest, A&G and taxes) *	.02	(.01)	.03
Total non-regulated (excluding Brazil charge)	.12	(.04)	.16

Parent company (interest, A&G, taxes and dilution)	(.02)	(.01)	(.01)
Total excluding Brazil asset valuation charge	.40	.30	.10

Brazil asset valuation charge **	(.48)	-	(.48)

Earnings per share from continuing operations	($0.08)	$0.30	($0.38)

* The 2005 and 2004 EPS amounts have been computed based on the average shares outstanding in the second quarter of 2004 and the dilutive impact of increased shares outstanding is reported as a separate earnings variance item for the domestic utility and non-regulated operations if material.

** The total loss from continuing operations in the second quarter of 2005 and 2004 for Alliant Energy’s Brazil investments was ($0.44) and ($0.07) per share, respectively.

Alliant Energy – Second Quarter 2005 Earnings

August 5, 2005

Continuing Operations - Domestic Utility Operations

The higher gas utility margins resulted from the impact of several modest rate increases implemented in 2005 and 2004 and increased earnings from Wisconsin Power and Light Company’s (WP&L) performance-based gas commodity cost recovery program. The higher electric utility margins resulted from the impact of various rate increases implemented in 2005 and 2004 and an approximate 2% increase in weather-normalized sales. This sales growth included an increase of 4% in industrial sales, an indicator of improving economic conditions in Alliant Energy’s domestic utility service territory. These items were largely offset by higher than anticipated fuel and purchased power energy expenses at WP&L and increased capacity payments for the Riverside facility, which was placed in service in June 2004. WP&L recently filed a request with the Public Service Commission of Wisconsin to defer incremental fuel-related cost increases it is experiencing as a result of coal supply constraints from the Powder River Basin (PRB). Coal deliveries from the PRB have been constrained due to two railroad train derailments that occurred in Wyoming in May that damaged heavily-used joint railroad lines. As a result, the company has executed coal conservation practices at several generating facilities which has the effect of increasing energy production and purchase costs for the system.

While the weather conditions in Alliant Energy’s service territory were significantly warmer than normal in June 2005, such weather conditions did not have a material impact on Alliant Energy’s electric margins due to the electric weather swaps the company entered into earlier this year. Pursuant to the terms of such agreements, Alliant Energy recorded a liability of $9 million ($0.05 per share and recorded as a reduction to its electric revenues) to the counterparty in the second quarter of 2005 which represents the maximum amount Alliant Energy could have to pay once the agreements expire at the end of August 2005. After giving consideration to the impacts of the weather swaps, weather had a modest downward impact on Alliant Energy’s electric margins in both the second quarter of 2005 and 2004.

The increase in utility operating expenses was due to higher generation-related expenses, employee separation expenses incurred related to the elimination of over 200 positions in the company during the second quarter of 2005 ($0.02 per share; the costs and savings allocated to WP&L’s retail jurisdiction are being deferred as the regulatory treatment will be addressed in a future proceeding) and increased depreciation expense resulting from property additions, including the 565 MW Emery Generating Facility (Emery) placed in service in May 2004. These items were partially offset by a reduction in Alliant Energy’s anticipated incentive-related compensation expenses for 2005. The lower allowance for funds used during construction was largely due to Emery.

Continuing Operations - Non-regulated Operations

The results from Alliant Energy’s Brazil investments, including the asset valuation charge of ($0.48) per share, were ($0.44) and ($0.07) per share in the second quarter of 2005 and 2004, respectively. The results from Alliant Energy’s Brazil investments, excluding the asset valuation charge and including allocated debt capital and overhead charges, improved by $0.11 per share primarily due to the realization of a gain of $0.04 per share in the second quarter of 2005 from the sale of additional hydroelectric plants, the impact of foreign currency transaction gains (losses) ($0.02 and ($0.01) per share in the second quarter of 2005 and 2004, respectively), lower litigation-related expenses and the impact of rate increases implemented at the Brazilian operating companies. These items were partially offset by higher operating and interest expenses.

Alliant Energy recorded a pre-tax non-cash asset valuation charge related to its Brazilian investments of $96 million (after-tax charge of $56 million, or $0.48 per share) in the second quarter of 2005. The charge reduced the local currency carrying amount of Alliant Energy’s investments in Brazil to their estimated local currency fair value. Alliant Energy estimated the fair

Alliant Energy – Second Quarter 2005 Earnings

August 5, 2005

value of its Brazil investments by using a combination of market value indicators and the expected discounted future U.S. dollar cash flows converted to local currencies at the June 30, 2005 foreign currency exchange rate. The decline in fair value resulted primarily from the impact of significant changes in the spread between the foreign currency exchange rate at the end of the second quarter and both past and projected future rates; consideration of updated market and other information the company received from its financial advisor and its Brazilian partners in the second quarter of 2005; and an assessment of potential outcomes of the various strategic alternatives being evaluated by the company.

The “Other” non-regulated results included approximately $0.07 per share of income in the second quarter of 2005 related to an adjustment of a previous deferred income tax valuation allowance related to a change in Alliant Energy’s anticipated ability to utilize capital losses prior to their expiration.

Discontinued Operations

Alliant Energy reclassified the results of its China and oil and gas gathering pipeline businesses from continuing operations to discontinued operations in the second quarter of 2005. The historical results for these businesses, which are now classified as discontinued operations for all reporting periods, are as follows:

	Q2 2005	Q1 2005	Q4 2004	Q3 2004	Q2 2004	Q1 2004
EPS	($0.46)	($0.12)	($0.02)	($0.02)	($0.01)	$0.03

Alliant Energy recorded a pre-tax, non-cash asset valuation charge related to its China business of $90 million (after-tax charge of $54 million, or $0.46 per share) in the second quarter of 2005. This charge resulted from Alliant Energy’s decision to divest such business and various other developments including, but not limited to: i) updated analyses of the China asset portfolio, including changes in the anticipated divestiture timelines and in the market and sales-related information received from Alliant Energy's financial advisors; (ii) updated market information, including terms of recent sales of similar assets in this market; and (iii) diminution in Alliant Energy's outlook for short-term progress regarding higher tariff relief for past and future increases in coal and transportation prices, and the impact of the related uncertainties in the marketplace regarding this issue.

Alliant Energy also recently decided to divest its Mexico (Laguna del Mar) investment and expects to reclassify the accounting for this investment as discontinued operations in the second half of 2005. The historical results for this investment are as follows:

	Q2 2005	Q1 2005	Q4 2004	Q3 2004	Q2 2004	Q1 2004
EPS	($0.01)	($0.01)	($0.01)	($0.01)	($0.01)	($0.01)

2005 Guidance

Alliant Energy has updated its 2005 guidance for earnings from continuing operations to $1.10-1.35 per share as a result of various factors including, but not limited to, the following:

• Reclassifying the accounting for its China business from continuing operations to discontinued operations
• Expecting that Alliant Energy will reclassify the accounting for its Mexico investment from continuing operations to discontinued operations in the second half of 2005

•     Reflecting the non-cash asset valuation charge the company recorded related to its Brazil investments in the second quarter of 2005, which is a component of the company’s earnings from continuing operations

Alliant Energy – Second Quarter 2005 Earnings

August 5, 2005

•     Updating assumptions regarding the amount of non-regulated debt Alliant Energy expects to retire early in 2005, and the estimated premiums it expects to pay to execute such transactions, as part of its ongoing debt reduction program

• Reflecting approximately $0.10 per share of income Alliant Energy currently expects to realize in 2005 within its non-regulated businesses related to non-recurring income tax adjustments

Alliant Energy has increased its guidance for earnings from continuing operations from its domestic utility business to $1.85-2.05 per share from the previous guidance of $1.80-2.00 per share. Additional guidance details are as follows:

Domestic utility business	$1.85-2.05
Non-regulated business, excluding debt repayment premiums and Brazil non-cash asset valuation charge:
International (Brazil and New Zealand) *	($0.15)-0.00
Transportation, RMT, Synfuel and Other (includes anticipated	$0.05-0.20
non-recurring tax adjustments income)
Alliant Energy, excluding debt repayment premiums and Brazil non-cash asset	$1.90-2.10
valuation charge
Debt repayment premiums	($0.20)-(0.30)
Brazil non-cash asset valuation charge *	($0.48)
Alliant Energy, including debt repayment premiums and Brazil non-cash asset	$1.10-1.35
valuation charge
* The total guidance for earnings from continuing operations for International is ($0.63)-($0.48) per share

The guidance also includes updated assumptions related to Alliant Energy’s contemplated common equity issuances in 2005, which have been revised downward from approximately $90 million to $30 million ($12 million had already been issued through the company’s dividend reinvestment and stock purchase and 401(k) plans as of June 30, 2005). The guidance does not include any additional potential asset valuation charges that Alliant Energy may incur in 2005, the impact of certain non-cash mark-to-market adjustments, the impact of any future adjustments made to Alliant Energy’s deferred tax asset valuation allowances or the impact of any cumulative effects of changes in accounting principles. Finally, the guidance also assumes that no additional businesses will be classified as “discontinued operations” in 2005 other than its Mexico investment that the company is in the process of divesting.

Drivers for Alliant Energy’s earnings from continuing operations estimates include, but are not limited to:

• Normal weather conditions in its domestic and international utility service territories
• Continuing economic development and sales growth in its utility service territories
• Continuing cost controls and operational efficiencies

•     Ability of its domestic and international utility subsidiaries to recover their operating costs, and to earn a reasonable rate of return in current and future rate proceedings, as well as their ability to recover purchased power and fuel costs in a timely manner

• Results of its International investments
• Stable foreign exchange rates
• No material permanent declines in the fair market value of, or expected cash flows from, Alliant Energy’s investments
• Other stable business conditions, including an improving economy
• The amount of premiums incurred in connection with Alliant Energy’s planned debt reductions
• Ability to utilize any tax capital losses generated to-date and those that may be generated in the future
• Ability to successfully complete ongoing tax audits and appeals with no material impact on Alliant Energy’s earnings and cash flows

Alliant Energy – Second Quarter 2005 Earnings

August 5, 2005

• Ability of Alliant Energy to complete its proposed divestitures of various businesses and investments, including China and Mexico, in a timely fashion and for anticipated proceeds
• Ability of Alliant Energy’s Mexico investment to meet the tests for discontinued operations pursuant to the applicable generally accepted accounting principles

Earnings Conference Call

           A conference call to review the 2005 second quarter earnings and other issues is scheduled for Friday, August 5 at 9:00 a.m. central daylight time. Alliant Energy President and Chief Executive Officer William D. Harvey and Senior Executive Vice President and Chief Financial Officer Eliot G. Protsch will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 877-668-4404 (no pass code is needed) or by listening to a webcast at www.alliantenergy.com/investors. A replay of the call will be available through August 12, 2005, at 800-642-1687 (domestic) or 706-645-9291 (international). Callers should reference conference ID #7074496. An archive of the webcast will be available on the company’s Web site at www.alliantenergy.com/investors for at least twelve months.

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Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company (IP&L) and Wisconsin Power and Light Company (WP&L) – and of Alliant Energy Resources, Inc., the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider that serves more than three million customers across its various service territories.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expects” or “estimates” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by the following factors, among others: the factors listed in the “2005 Guidance” section of this press release; economic and political conditions in the domestic and international service territories; federal, state and international regulatory or governmental actions, including the impact of energy-related legislation in Congress and federal tax legislation; the ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, the earning of reasonable rates of return and the payment of expected levels of dividends; unanticipated construction and acquisition expenditures; unanticipated issues in connection with Alliant Energy’s construction of new generating facilities; issues related to the supply of fuel and purchased electricity and price thereof, including the ability to recover purchased power and fuel costs through domestic and international rates; issues related to electric transmission, including operating in the new MISO energy market, recovery of costs incurred, and federal legislation and regulation affecting such transmission; risks related to the operations of Alliant Energy’s Duane Arnold nuclear facility and unanticipated issues relating to the anticipated sale of Alliant Energy’s interest in such facility; costs associated with Alliant Energy’s environmental remediation efforts and with environmental compliance generally; developments that adversely impact Alliant Energy’s ability to implement its strategic plan; Alliant Energy’s ability to identify and successfully complete potential acquisitions and development projects; access to technological developments; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; continued access to the capital markets; and inflation rates. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. Without limitation, the expectations with respect to projected earnings in the “2005 Guidance” section of this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

Alliant Energy – Second Quarter 2005 Earnings

August 5, 2005

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three		For the Six
	Months		Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004

	(dollars in millions, except
	per share amounts)
Operating revenues:
Domestic utility:
Electric	$541.3	$468.6	$1,040.1	$936.5
Gas	92.3	78.9	337.6	327.8
Other	19.4	17.7	38.7	37.1
Non-regulated	46.9	34.5	82.3	68.0

	699.9	599.7	1,498.7	1,369.4

Operating expenses:
Domestic utility:
Electric production fuel and purchased power	242.8	172.2	452.1	370.3
Cost of gas sold	57.8	48.4	236.9	233.1
Other operation and maintenance	170.5	161.7	351.7	342.1
Non-regulated operation and maintenance	42.2	30.6	78.0	63.0
Depreciation and amortization	81.8	78.6	162.0	157.5
Taxes other than income taxes	23.3	25.5	49.7	51.6

	618.4	517.0	1,330.4	1,217.6

Operating income	81.5	82.7	168.3	151.8

Interest expense and other:
Interest expense	44.4	43.3	88.6	86.1
Loss on early extinguishment of debt	-	-	16.0	5.4
Equity income from unconsolidated investments	(16.3)	(5.7)	(18.6)	(21.9)
Allowance for funds used during construction	(2.8)	(5.7)	(5.4)	(12.8)
Preferred dividend requirements of subsidiaries	4.7	4.7	9.4	9.4
Asset valuation charge - Brazil investments	96.2	-	96.2	-
Interest income and other	(7.3)	(3.7)	(14.5)	(12.3)

	118.9	32.9	171.7	53.9

Income (loss) from continuing operations before income taxes	(37.4)	49.8	(3.4)	97.9

Income taxes	(27.6)	15.8	(18.7)	31.4

Income (loss) from continuing operations	(9.8)	34.0	15.3	66.5

Loss from discontinued operations, net of tax	(48.9)	(47.1)	(71.6)	(45.5)

Net income (loss)	($58.7)	($13.1)	($56.3)	$21.0

Average number of common shares outstanding (basic) (000s)	116,283	112,079	116,157	111,616

Earnings per average common share (basic):
Income (loss) from continuing operations	($0.08)	$0.30	$0.13	$0.60
Loss from discontinued operations	(0.42)	(0.42)	(0.61)	(0.41)

Net income (loss)	($0.50)	($0.12)	($0.48)	$0.19

Average number of common shares outstanding (diluted) (000s)	116,283	112,481	116,500	112,030

Earnings per average common share (diluted):
Income (loss) from continuing operations	($0.08)	$0.30	$0.13	$0.59
Loss from discontinued operations	(0.42)	(0.42)	(0.61)	(0.40)

Net income (loss)	($0.50)	($0.12)	($0.48)	$0.19

Dividends declared per common share	$0.2625	$0.25	$0.525	$0.50

Alliant Energy – Second Quarter 2005 Earnings

August 5, 2005

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
ASSETS	2005	2004
	(in millions)
Property, plant and equipment:
Domestic utility:
Electric plant in service	$6,521.9	$6,330.0
Gas plant in service	659.5	649.2
Other plant in service	542.6	526.4
Accumulated depreciation	(3,250.6)	(3,137.3)
Net plant	4,473.4	4,368.3
Construction work in progress	165.3	179.4
Other, less accumulated depreciation (accum. depr.)	64.2	69.6
Total domestic utility	4,702.9	4,617.3
Non-regulated and other:
Non-regulated Generation, less accum. depr.	284.4	266.2
Other Non-regulated Investments, less accum. depr.	141.3	62.0
Alliant Energy Corporate Services, Inc. and other, less accum. depr.	57.7	65.2
Total non-regulated and other	483.4	393.4
	5,186.3	5,010.7

Current assets:
Cash and temporary cash investments	241.6	202.4
Restricted cash	18.7	13.2
Accounts receivable:
Customer, less allowance for doubtful accounts	103.6	128.7
Unbilled utility revenues	84.0	138.1
Other, less allowance for doubtful accounts	59.0	59.4
Income tax refunds receivable	8.5	16.2
Production fuel, at average cost	53.5	42.5
Materials and supplies, at average cost	56.1	58.8
Gas stored underground, at average cost	26.6	64.9
Regulatory assets	63.3	61.7
Assets held for sale	299.6	484.5
Other	62.9	71.6
	1,077.4	1,342.0

Investments:
Investments in unconsolidated foreign entities	405.9	524.8
Nuclear decommissioning trust funds	421.6	413.2
Investment in American Transmission Company LLC and other	247.4	251.3
	1,074.9	1,189.3

Other assets:
Regulatory assets	458.3	424.9
Deferred charges and other	283.7	308.3
	742.0	733.2

Total assets	$8,080.6	$8,275.2

Alliant Energy – Second Quarter 2005 Earnings

August 5, 2005

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

	June 30,	December 31,
CAPITALIZATION AND LIABILITIES	2005	2004
	(in millions, except per
	share and share amounts)
Capitalization:
Common stock - $0.01 par value - authorized 240,000,000 shares;
outstanding 116,357,909 and 115,741,816 shares	$1.2	$1.2
Additional paid-in capital	1,774.2	1,762.1
Retained earnings	754.8	871.9
Accumulated other comprehensive loss	(95.3)	(67.1)
Shares in deferred compensation trust - 250,705 and 246,572 shares
at an average cost of $27.37 and $27.36 per share	(6.9)	(6.7)
Total common equity	2,428.0	2,561.4

Cumulative preferred stock of subsidiaries, net	243.8	243.8
Long-term debt, net (excluding current portion)	2,146.5	2,289.4
	4,818.3	5,094.6

Current liabilities:
Current maturities	215.2	96.5
Variable rate demand bonds	39.1	39.1
Commercial paper	91.0	83.0
Capital lease obligations	42.5	13.7
Accounts payable	250.6	264.3
Accrued interest	44.9	45.4
Accrued payroll and vacation	43.1	33.8
Accrued taxes	83.8	101.3
Liabilities held for sale	130.9	150.0
Other	87.5	118.3
	1,028.6	945.4

Other long-term liabilities and deferred credits:
Deferred income taxes	766.9	775.5
Deferred investment tax credits	41.6	44.0
Regulatory liabilities	656.0	643.2
Asset retirement obligations	381.7	369.3
Pension and other benefit obligations	201.4	185.8
Capital lease obligations	30.1	63.3
Other	151.3	149.3
	2,229.0	2,230.4

Minority interest	4.7	4.8

Total capitalization and liabilities	$8,080.6	$8,275.2

Alliant Energy – Second Quarter 2005 Earnings

August 5, 2005

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended June 30,
	2005	2004
	(in millions)
Cash flows from operating activities:
Net income (loss)	($56.3)	$21.0
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Loss from discontinued operations, net of tax	71.6	45.5
Distributions from discontinued operations	19.5	1.0
Depreciation and amortization	162.0	157.5
Other amortizations	28.7	33.3
Deferred tax expense (benefit) and investment tax credits	(29.3)	32.4
Equity income from unconsolidated investments, net	(18.6)	(21.9)
Distributions from equity method investments	11.8	14.5
Loss on early extinguishment of debt	16.0	5.4
Non-cash valuation charges	99.3	1.0
Other	(11.9)	(10.4)
Other changes in assets and liabilities:
Accounts receivable	29.6	57.6
Sale of utility accounts receivable	50.0	(75.0)
Income tax refunds receivable	7.7	(32.1)
Gas stored underground	38.3	16.7
Deferral of expenditures associated with the Kewaunee outage	(18.4)	-
Accounts payable	11.0	(16.5)
Accrued taxes	(17.5)	1.5
Adjustment clause balances	(4.8)	16.0
Benefit obligations and other	(25.3)	(28.8)
Net cash flows from operating activities	363.4	218.7

Cash flows used for investing activities:
Construction and acquisition expenditures:
Domestic utility business	(216.3)	(259.5)
Non-regulated businesses	(40.0)	(24.9)
Alliant Energy Corporate Services, Inc.	(3.4)	(7.8)
Proceeds from asset sales	40.9	3.6
Other	(6.7)	(12.7)
Net cash flows used for investing activities	(225.5)	(301.3)

Cash flows from (used for) financing activities:
Common stock dividends	(60.8)	(55.5)
Proceeds from issuance of common stock	12.2	50.7
Proceeds from issuance of long-term debt	108.4	100.2
Reductions in long-term debt	(135.9)	(84.5)
Net change in commercial paper	8.0	(19.5)
Net change in loans with discontinued operations	(2.5)	43.8
Debt repayment premiums	(14.8)	(4.9)
Other	(13.3)	(8.2)
Net cash flows from (used for) financing activities	(98.7)	22.1

Net increase (decrease) in cash and temporary cash investments	39.2	(60.5)

Cash and temporary cash investments at beginning of period	202.4	179.4

Cash and temporary cash investments at end of period	$241.6	$118.9

Supplemental cash flows information:
Cash paid during the period for:
Interest, net of capitalized interest	$89.6	$86.1
Income taxes, net of refunds	$17.5	$22.6
Noncash investing and financing activities:
Capital lease obligations incurred	$1.2	$1.8

Alliant Energy – Second Quarter 2005 Earnings

August 5, 2005

KEY STATISTICS
	For the Twelve Months
	Ended June 30,
	2005	2004
Operating revenues (millions)	$2,934.9	$2,764.0
Income from continuing operations (millions)	$163.0	$195.8
Net income (millions)	$68.2	$172.8
Average common shares (diluted) (000s)	115,936	111,169
Earnings per share (diluted)	$0.59	$1.55

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Domestic utility electric sales (000s of MWh) -
Residential	1,675	1,595	3,674	3,604
Commercial	1,487	1,378	2,916	2,739
Industrial	3,290	3,153	6,349	6,141
Total from retail customers	6,452	6,126	12,939	12,484
Sales for resale and other	1,639	1,460	2,925	2,776
Total	8,091	7,586	15,864	15,260

Cooling degree days – *
Cedar Rapids (IP&L) (actual/normal)	116/101	54/101	116/101	54/101
Madison (WP&L) (actual/normal)	134/60	36/60	134/60	36/60

* Alliant Energy entered into electric weather swaps to reduce potential volatility on its June-Aug. 2005 margins from the impacts of weather
Domestic utility electric customers (at June 30) -
Residential	845,708	833,569
Commercial	132,932	129,962
Industrial	3,024	2,879
Other	3,317	3,349
Total	984,981	969,759

Domestic utility gas sold and transported (000s of Dth) -
Residential	3,311	3,525	17,605	18,422
Commercial	2,339	2,345	10,928	11,259
Industrial	778	729	2,128	2,256
Transportation and other	16,346	10,029	31,940	23,812
Total	22,774	16,628	62,601	55,749

Heating degree days -
Cedar Rapids (IP&L) (actual/normal)	586/701	602/701	3,830/4,180	4,000/4,180
Madison (WP&L) (actual/normal)	698/898	821/898	4,087/4,558	4,345/4,558

Domestic utility gas customers (at June 30,
excluding transportation/other) -
Residential	368,361	362,603
Commercial	45,815	45,651
Industrial	721	711
Total	414,897	408,965

Actual common shares outstanding at June 30 (000s)	116,358	113,178

Book value per share at June 30	$20.87	$20.95